Exhibit 99.1

Press Release

For Immediate Release

RBB Bancorp Names Johnny Lee as President and Chief Banking Officer

Los Angeles, CA, June 15, 2023 – RBB Bancorp (NASDAQ: RBB) (the “Company”) is pleased to announced the appointment of Johnny Lee as President and Chief Banking Officer of Royal Business Bank and RBB Bancorp. With an impressive 33 years of banking experience, Mr. Lee brings a wealth of knowledge in strategic planning, bank administration, branch management, commercial banking, and risk management.

Prior to joining the Company, Mr. Lee held the position of Senior Managing Director and Head of International and Commercial Banking at East West Bank, a publicly traded bank with $64 billion in assets.  During his tenure of 10 years at East West Bank, he served in various senior roles, contributing significantly to the bank's success.

David Morris, RBB’s Chief Executive Officer, expressed enthusiasm for Mr. Lee’s appointment, stating, "We are thrilled to have Johnny join us as President and Chief Banking Officer and look forward to his contributions to the Company.  As we strive to deliver value to our customers, community, and shareholders, we continue to attract top-tier banking professionals to our team and directors to our Board."

Commenting on his new appointment, Mr. Lee stated, "I am delighted to be part of the Royal Business Bank team. The bank has demonstrated outstanding growth and performance, and its differentiated strategy positions it to generate shareholder value while serving the Asian American community."

Mr. Lee holds a Master of International Management from the Thunderbird School of Global Management and his Bachelor of Arts from Willamette University.

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California. As of March 31, 2023, the Company had total assets of $4.1 billion. Its wholly-owned subsidiary, the Bank, is a full service commercial bank, which provides business banking services to the Asian communities in Los Angeles County, Orange County, and Ventura County in California, in Las Vegas, Nevada, in Brooklyn, Queens, and Manhattan in New York, in Edison, New Jersey, in the Chicago neighborhoods of Chinatown and Bridgeport, Illinois, and on Oahu, Hawaii. Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services. The Bank has nine branches in Los Angeles County, two branches in Ventura County, one branch in Orange County, California, one branch in Las Vegas, Nevada, three branches and one loan operation center in Brooklyn, three branches in Queens, one branch in Manhattan in New York, one branch in Edison, New Jersey, two branches in Chicago, Illinois, and one branch in Honolulu, Hawaii. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Ave., Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Contacts

David Morris, Chief Executive Officer, (714) 670-2488	Alex Ko, EVP/Chief Financial Officer, (213) 533 7919